EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of Shares of Common Stock, $0.0001 par value (the “Common Stock”), of United Insurance Holdings Corp., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 13, 2017

R. DANIEL PEED

/s/ R. Daniel Peed

PEED FLP1, LTD., L.L.P.

By:	Peed Management, LLC,
its managing member

By:	/s/ R. Daniel Peed
Name:	R. Daniel Peed
Title:	Manager